CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our reports dated January 24, 2003 accompanying the consolidated financial statements included in the 2002 Annual Report of SVB Financial Services, Inc. on Form10-KSB for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of SVB Financial Services, Inc. on Forms S-8 (File No. 333-66131, effective October 26, 1998, File No. 333-66165, effective October 27, 1998, File Nos. 333-40778 and 333-40754, effective July 3, 2000 and File No. 333-76948, effective January 18, 2002).




     Philadelphia, Pennsylvania

     March 21, 2003